UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549

                            FORM 12b-25
                                                     SEC FILE NUMBER
                    NOTIFICATION OF LATE FILING       000-24355

                            FORM 10-KSB                 CUSIP NUMBER

                    For Period Ended: September 30, 1999

[Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.]

PART I - REGISTRANT INFORMATION

                        WebQuest International, Inc.
                      ----------------------------------
                           Full Name of Registrant

                               Not Applicable
                          -------------------------
                          Former Name if Applicable

                       1662 N. Highway 395, Suite 203
           --------------------------------------------------------
           Address of Principal Executive Office (Street and Number)

                           Minden, Nevada  89423
                          ------------------------
                          City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the Registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

    (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

    (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the
[X] prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

    (c) The accountant's statement or other exhibit required by Rule 12b-25 has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The registrant needs a few additional days to properly complete and finalize the report and believes the report will be filed within 15 days.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.


		Scott Berry                 (775) 782-0350
               -------------          -----------------------------
                  (Name)              (Area Code)(Telephone Number)

(2) Have all other periodic reports required under Section
    13 or 15(d) of the Securities Exchange Act of 1934 or
    Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the Registrant was required to file such reports) been filed? If answer is no, identify report(s). [X]Yes [ ]No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ]Yes [X]No

    If so, attach an explanation of the anticipated change, both narratively and qualitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                        WEBQUEST INTERNATIONAL, INC.
                 -------------------------------------------
                 (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


                         WEBQUEST INTERNATIONAL, INC.

                         By /s/ Scott Berry
                         Scott Berry, Chief Financial Officer


                         Date: December 27, 1999

[ATTENTION: Intentional misstatements or omissions of fact constitute
 Federal Criminal Violations (See 18 U.S.C. 1001).]